Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-185318 and No. 333-232532 on Form S-8, and No. 333-214759 on Form S-3ASR of our reports dated January 29, 2020, relating to the consolidated financial statements and financial statement schedules of Jefferies Financial Group Inc. and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an emphasis-of-matter paragraph related to the change in fiscal year end from December 31 to November 30 in 2018), and the effectiveness of the Company's internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended November 30, 2019.

/s/Deloitte & Touche LLP

New York, New York
January 29, 2020